Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2022 results including the achievement of its 300 community goal, a 55% increase in diluted EPS and a 430 bps increase in home closing gross margin over prior year

SCOTTSDALE, Ariz., July 27, 2022 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported second quarter results for the period ended June 30, 2022.

Summary Operating Results (unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Chg	2022	2021	% Chg
Homes closed (units)	3,221	3,273	(2)%	6,079	6,163	(1)%
Home closing revenue	$1,408,947	$1,264,643	11%	$2,654,403	$2,344,625	13%
Average sales price - closings	$437	$386	13%	$437	$380	15%
Home orders (units)	3,767	3,542	6%	7,641	7,000	9%
Home order value	$1,809,870	$1,499,672	21%	$3,577,580	$2,848,802	26%
Average sales price - orders	$480	$423	13%	$468	$407	15%
Ending backlog (units)				7,241	5,509	31%
Ending backlog value				$3,438,853	$2,317,534	48%
Average sales price - backlog				$475	$421	13%
Earnings before income taxes	$331,695	$215,651	54%	$617,578	$381,628	62%
Net earnings	$250,084	$167,389	49%	$467,338	$299,232	56%
Diluted EPS	$6.77	$4.36	55%	$12.55	$7.80	61%

MANAGEMENT COMMENTS

“We proudly achieved our long-term goal of 300 communities this quarter, ending June 2022 with 303 communities. This milestone reflects the high level of execution and dedication of our Meritage team amidst longstanding supply chain constraints and delays stemming from COVID-19, and we believe, will position us to expand our market share from incremental order and closing volume,” said Steven J. Hilton, executive chairman of Meritage Homes. “Our agile operating model led to strong second quarter 2022 results, including our highest second quarter sales order volume in company history, a 430 bps year-over-year quarterly home closing gross margin expansion to 31.6% and $1.4 billion in quarterly home closing revenue.”

“We believe that the ongoing low supply of housing inventory and favorable demographics continue to reflect positive factors for housing demand. However, we acknowledge the market is softening from unprecedented demand levels of the last two years, as rapidly increasing mortgage rates in a short amount of time are challenging affordability and buyer psychology. In addition to concerns about the general economy, greater difficulty to qualify for a mortgage and the return of regular seasonality, we are seeing a high preference for quick move-in inventory that can close in 90 days or less, which is primarily found in the existing home market today. We believe this desire for readily available product is exacerbating cancellations and the slowing in new home demand, and will continue to do so for another quarter or two, until our newly-started spec inventory is also available for a quick move-in,” said Phillippe Lord, chief executive officer of Meritage Homes.

“In the second quarter of 2022, we lifted sales order metering in most of our communities. Quarterly sales orders of 3,767 homes were 6% higher than prior year due to our 33% year-over-year increase in average community count. Despite some slowing demand, our second quarter 2022 average absorption pace was 4.4 per month, which was down from 5.5 per month in the second quarter of 2021 yet higher than our expected normalized average pace of 3-4 sales orders per month,” Mr. Lord continued.

“Our closings of 3,221 homes this quarter were just 52 shy of our highest second quarter of home closings, which occurred in 2021,” Mr. Lord remarked. “Our second quarter 2022 home closing revenue of $1.4 billion was 11% greater than last year, which combined with our record home closing gross margin and SG&A leverage of 8.3%, led to a 55% year-over-year increase in our diluted EPS from $4.36 to $6.77 this quarter.”

“During the quarter, we spent $422 million on land acquisition and development and at June 30, 2022, lot supply totaled about 71,000,” said Mr. Lord. “With our healthy balance sheet and ample liquidity, we believe we have flexibility for evolving market conditions. Our net debt-to-capital was 20.6% at June 30, 2022.”

Mr. Lord concluded, “Due to the lack of visibility into the market at this time, we are not providing full year 2022 guidance.”

Second QUARTER RESULTS

●

The total sales orders of 3,767 for the second quarter of 2022 reflect an increase of 6% year-over-year, driven by a 33% increase in average communities that was offset by a 20% decrease in average absorption pace from 5.5 to 4.4 per month. The lower absorption pace reflects both seasonality and slowing market demand. Entry-level represented 86% of second quarter 2022 orders, compared to 81% in the same quarter in 2021. Average sales price ("ASP") on orders surpassed $480,000 in the second quarter of 2022, which was an increase of 13% over the second quarter of 2021.

●

The 11% year-over-year increase in home closing revenue to $1.4 billion for the second quarter of 2022 was due to a 13% increase in ASPs on closings even as we continued our shift of product mix toward entry-level homes. This was partially offset by 2% lower home closing volume.

●

The 430 bps improvement in second quarter 2022 home closing gross margin to 31.6% from 27.3% a year ago mainly resulted from higher ASPs on closings that were also better leveraging lower cost of land for entry-level homes and other fixed construction costs—all of which more than offset higher commodity costs.

●

Selling, general and administrative expenses ("SG&A") were 8.3% of second quarter 2022 home closing revenue, a 100 bps improvement over 9.3% in the prior year. This improvement was due to greater leverage of fixed expenses on higher home closing revenue as well as lower commissions expense and the benefits of technology in our sales and marketing efforts.

●

In the second quarter of 2021, we recognized a loss on early extinguishment of debt of $18.2 million in connection with the early redemption in April 2021 of our 7.00% senior notes due 2022 ("2022 Notes").  There were no such transactions in the second quarter of 2022.

●

The second quarter effective income tax rate was 24.6% in 2022 compared to 22.4% in 2021. The higher rate in 2022 reflects the expiration of the 2019 Taxpayer Certainty and Disaster Tax Relief Act, under which we earned eligible energy tax credits on qualifying homes closed in 2021.

●

Second quarter 2022 pre-tax margin increased 660 bps to 23.4%, compared to 16.8% in the second quarter of 2021. Net earnings were $250.1 million ($6.77 per diluted share) for the second quarter of 2022, a 49% increase over $167.4 million ($4.36 per diluted share) for the second quarter of 2021. Strong earnings growth reflected pricing power, expanded gross margin and improved overhead leverage, which combined with a lower outstanding share count in the current quarter, led to a 55% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS

●

Total sales orders for the first half of 2022 increased 9% over the prior year, driven by a 33% increase in average community count, partially offset by an 18% decrease in average absorption pace compared to the first half of 2021.

●	Home closing revenue increased 13% in the first half of 2022 to $2.7 billion due to a 15% increase in ASPs on closings given the favorable pricing environment on relatively flat home closing volume.

●

The 490 bps improvement for home closing gross margin in the first half of 2022 to 31.0% from 26.1% primarily resulted from higher ASPs on closings resulting from favorable pricing and better leveraging of fixed costs on higher home closing revenue.

●

SG&A expenses improved 110 bps year-over-year to 8.4% of home closing revenue, compared to 9.5% in the first half of 2021, due to improved leverage of overhead expenses on higher home closing revenue as well as sales and marketing efficiencies gained from digital innovations.

●

In the first half of 2021, we recognized a loss on early extinguishment of debt of $18.2 million in connection with the early redemption in April 2021 of the 2022 Notes. There were no such transactions in the first half of 2022.

●

The effective tax rate for the first half of 2022 was 24.3%, compared to 21.6% for the first half of 2021. The higher rate in 2022 reflects the expiration of the tax credits available under the 2019 Taxpayer Certainty and Disaster Tax Relief Act.

●

Net earnings were $467.3 million ($12.55 per diluted share) for the first half of 2022, a 56% increase over $299.2 million ($7.80 per diluted share) for the first half of 2021, primarily reflecting pricing power, expanded gross margin and greater overhead leverage in 2022, as well as a lower outstanding share count in the first half of 2022.

BALANCE SHEET

•

Cash and cash equivalents at June 30, 2022 totaled $272.1 million, compared to $618.3 million at December 31, 2021, primarily as a result of investments in real estate and share repurchases. Real estate assets increased from $3.7 billion at December 31, 2021 to $4.5 billion at June 30, 2022.

•

A total of approximately 71,000 lots were owned or controlled as of June 30, 2022, compared to approximately 63,000 total lots at June 30, 2021. We added over 900 net new lots in the second quarter of 2022, representing an estimated 12 future communities, all of which are for entry-level homes.

•	Debt-to-capital and net debt-to-capital ratios were 25.3% and 20.6%, respectively, at June 30, 2022, which compared to 27.6% and 15.1%, respectively, at December 31, 2021.

•

The Company repurchased 1,166,040 shares of stock for a total of $109.3 million during the first half of 2022, of which 128,073 shares totaling $10.0 million were repurchased during the second quarter of 2022. As of June 30, 2022, $244.1 million remained available to repurchase under our authorized share repurchase program.

CONFERENCE CALL

Management will host a conference call to discuss its second quarter results at 8:00 a.m. Pacific Daylight Time (11:00 a.m. Eastern Daylight Time) on Thursday, July 28, 2022. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.

A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Daylight Time (2:00 p.m. Eastern Daylight Time) on July 28, 2022 and extending through August 11, 2022, at https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$1,408,947	$1,264,643	$144,304	11%
Land closing revenue	3,434	12,956	(9,522)	(73)%
Total closing revenue	1,412,381	1,277,599	134,782	11%
Cost of home closings	(964,208)	(919,342)	(44,866)	5%
Cost of land closings	(2,784)	(13,288)	10,504	(79)%
Total cost of closings	(966,992)	(932,630)	(34,362)	4%
Home closing gross profit	444,739	345,301	99,438	29%
Land closing gross profit/(loss)	650	(332)	982	(296)%
Total closing gross profit	445,389	344,969	100,420	29%
Financial Services:
Revenue	5,139	5,665	(526)	(9)%
Expense	(2,581)	(2,367)	(214)	9%
Earnings from financial services unconsolidated entities and other, net	1,521	1,317	204	15%
Financial services profit	4,079	4,615	(536)	(12)%
Commissions and other sales costs	(69,383)	(73,889)	4,506	(6)%
General and administrative expenses	(47,932)	(43,156)	(4,776)	11%
Interest expense	—	(77)	77	(100)%
Other (expense)/income, net	(458)	1,377	(1,835)	(133)%
Loss on early extinguishment of debt	—	(18,188)	18,188	(100)%
Earnings before income taxes	331,695	215,651	116,044	54%
Provision for income taxes	(81,611)	(48,262)	(33,349)	69%
Net earnings	$250,084	$167,389	$82,695	49%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.82	$4.43	$2.39	54%
Weighted average shares outstanding	36,647	37,818	(1,171)	(3)%
Diluted
Earnings per common share	$6.77	$4.36	$2.41	55%
Weighted average shares outstanding	36,962	38,377	(1,415)	(4)%

	Six Months Ended June 30,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$2,654,403	$2,344,625	$309,778	13%
Land closing revenue	44,912	16,755	28,157	168%
Total closing revenue	2,699,315	2,361,380	337,935	14%
Cost of home closings	(1,832,015)	(1,732,669)	(99,346)	6%
Cost of land closings	(33,469)	(16,540)	(16,929)	102%
Total cost of closings	(1,865,484)	(1,749,209)	(116,275)	7%
Home closing gross profit	822,388	611,956	210,432	34%
Land closing gross profit	11,443	215	11,228	5222%
Total closing gross profit	833,831	612,171	221,660	36%
Financial Services:
Revenue	9,811	10,416	(605)	(6)%
Expense	(5,093)	(4,538)	(555)	12%
Earnings from financial services unconsolidated entities and other, net	2,695	2,497	198	8%
Financial services profit	7,413	8,375	(962)	(11)%
Commissions and other sales costs	(134,923)	(141,633)	6,710	(5)%
General and administrative expenses	(87,927)	(81,105)	(6,822)	8%
Interest expense	(41)	(167)	126	(75)%
Other (expense)/income, net	(775)	2,175	(2,950)	(136)%
Loss on early extinguishment of debt	—	(18,188)	18,188	(100)%
Earnings before income taxes	617,578	381,628	235,950	62%
Provision for income taxes	(150,240)	(82,396)	(67,844)	82%
Net earnings	$467,338	$299,232	$168,106	56%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$12.69	$7.93	$4.76	60%
Weighted average shares outstanding	36,820	37,731	(911)	(2)%
Diluted
Earnings per common share	$12.55	$7.80	$4.75	61%
Weighted average shares outstanding	37,239	38,357	(1,118)	(3)%

Meritage Homes Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$272,147	$618,335
Other receivables	171,408	147,548
Real estate (1)	4,474,062	3,734,408
Real estate not owned	8,011	8,011
Deposits on real estate under option or contract	97,967	90,679
Investments in unconsolidated entities	11,223	5,764
Property and equipment, net	39,030	37,340
Deferred tax asset, net	41,271	40,672
Prepaids, other assets and goodwill	192,604	124,776
Total assets	$5,307,723	$4,807,533
Liabilities:
Accounts payable	$341,717	$216,009
Accrued liabilities	326,856	337,277
Home sale deposits	60,820	42,610
Liabilities related to real estate not owned	7,210	7,210
Loans payable and other borrowings	15,613	17,552
Senior notes, net	1,143,038	1,142,486
Total liabilities	1,895,254	1,763,144
Stockholders' Equity:
Preferred stock	—	—
Common stock	366	373
Additional paid-in capital	315,590	414,841
Retained earnings	3,096,513	2,629,175
Total stockholders’ equity	3,412,469	3,044,389
Total liabilities and stockholders’ equity	$5,307,723	$4,807,533
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,527,013	$1,039,822
Unsold homes, completed and under construction	$748,845	484,999
Model homes	$89,539	81,049
Finished home sites and home sites under development	$2,108,665	2,128,538
Total real estate	$4,474,062	$3,734,408

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Depreciation and amortization	$5,964	$6,879	$11,723	$13,414

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$59,082	$57,540	$56,253	$58,940
Interest incurred	15,171	16,321	30,384	32,413
Interest expensed	—	(77)	(41)	(167)
Interest amortized to cost of home and land closings	(12,794)	(17,074)	(25,137)	(34,476)
Capitalized interest, end of period	$61,459	$56,710	$61,459	$56,710

	June 30, 2022	December 31, 2021
Senior notes, net, loans payable and other borrowings	$1,158,651	$1,160,038
Stockholders' equity	3,412,469	3,044,389
Total capital	$4,571,120	$4,204,427
Debt-to-capital	25.3%	27.6%

Senior notes, net, loans payable and other borrowings	$1,158,651	$1,160,038
Less: cash and cash equivalents	(272,147)	(618,335)
Net debt	$886,504	$541,703
Stockholders’ equity	3,412,469	3,044,389
Total net capital	$4,298,973	$3,586,092
Net debt-to-capital	20.6%	15.1%

Meritage Homes Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$467,338	$299,232
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	11,723	13,414
Stock-based compensation	10,045	8,590
Loss on early extinguishment of debt	—	18,188
Equity in earnings from unconsolidated entities	(2,145)	(1,807)
Distribution of earnings from unconsolidated entities	2,339	2,215
Other	(601)	2,266
Changes in assets and liabilities:
Increase in real estate	(729,450)	(469,733)
Increase in deposits on real estate under option or contract	(7,288)	(14,863)
Increase in other receivables, prepaids and other assets	(90,419)	(36,390)
Increase in accounts payable and accrued liabilities	113,421	26,532
Increase in home sale deposits	18,210	8,884
Net cash used in operating activities	(206,827)	(143,472)
Cash flows from investing activities:
Investments in unconsolidated entities	(5,653)	(1)
Purchases of property and equipment	(12,852)	(10,970)
Proceeds from sales of property and equipment	247	292
Maturities/sales of investments and securities	1,032	2,697
Payments to purchase investments and securities	(1,032)	(2,697)
Net cash used in investing activities	(18,258)	(10,679)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(11,800)	(5,758)
Repayment of senior notes	—	(317,690)
Proceeds from issuance of senior notes	—	450,000
Payment of debt issuance costs	—	(6,102)
Repurchase of shares	(109,303)	(27,546)
Net cash (used in)/provided by financing activities	(121,103)	92,904
Net decrease in cash and cash equivalents	(346,188)	(61,247)
Cash and cash equivalents, beginning of period	618,335	745,621
Cash and cash equivalents, end of period	$272,147	$684,374

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2022		2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	542	$234,902	481	$165,990
California	256	173,631	318	198,232
Colorado	127	77,545	145	74,987
West Region	925	486,078	944	439,209
Texas	1,048	422,327	1,154	403,838
Central Region	1,048	422,327	1,154	403,838
Florida	437	169,607	443	160,377
Georgia	179	81,227	171	62,477
North Carolina	359	148,860	330	119,838
South Carolina	132	44,365	81	28,209
Tennessee	141	56,483	150	50,695
East Region	1,248	500,542	1,175	421,596
Total	3,221	$1,408,947	3,273	$1,264,643
Homes Ordered:
Arizona	560	$257,162	624	$256,804
California	355	272,601	344	217,228
Colorado	160	102,464	181	104,134
West Region	1,075	632,227	1,149	578,166
Texas	1,096	491,394	1,101	428,375
Central Region	1,096	491,394	1,101	428,375
Florida	685	283,291	468	176,118
Georgia	225	107,388	193	77,309
North Carolina	391	178,463	390	153,032
South Carolina	144	50,716	88	32,595
Tennessee	151	66,391	153	54,077
East Regions	1,596	686,249	1,292	493,131
Total	3,767	$1,809,870	3,542	$1,499,672

	Six Months Ended June 30,
	2022		2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,000	$432,997	891	$303,258
California	531	361,041	595	370,131
Colorado	258	155,464	320	159,250
West Region	1,789	949,502	1,806	832,639
Texas	1,921	770,155	2,117	722,223
Central Region	1,921	770,155	2,117	722,223
Florida	875	337,682	860	301,205
Georgia	306	137,661	317	117,616
North Carolina	656	267,864	629	226,851
South Carolina	253	84,078	166	56,055
Tennessee	279	107,461	268	88,036
East Region	2,369	934,746	2,240	789,763
Total	6,079	$2,654,403	6,163	$2,344,625
Homes Ordered:
Arizona	1,110	$497,169	1,226	$479,239
California	701	519,944	630	390,619
Colorado	369	228,463	350	193,913
West Region	2,180	1,245,576	2,206	1,063,771
Texas	2,392	1,039,961	2,216	820,343
Central Region	2,392	1,039,961	2,216	820,343
Florida	1,257	510,205	947	355,227
Georgia	445	208,279	357	138,866
North Carolina	764	341,471	809	310,719
South Carolina	298	103,372	164	58,997
Tennessee	305	128,716	301	100,879
East Region	3,069	1,292,043	2,578	964,688
Total	7,641	$3,577,580	7,000	$2,848,802
Order Backlog:
Arizona	1,255	$557,742	1,328	$520,034
California	563	430,202	479	295,198
Colorado	439	271,827	238	139,437
West Region	2,257	1,259,771	2,045	954,669
Texas	2,349	1,042,689	1,729	670,583
Central Region	2,349	1,042,689	1,729	670,583
Florida	1,250	524,940	637	268,971
Georgia	342	162,204	196	79,207
North Carolina	673	299,352	634	247,292
South Carolina	178	64,015	118	44,175
Tennessee	192	85,882	150	52,637
East Region	2,635	1,136,393	1,735	692,282
Total	7,241	$3,438,853	5,509	$2,317,534

Meritage Homes Corporation and Subsidiaries

Operating Data

(Unaudited)

	Three Months Ended June 30,
	2022		2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	56	48.0	38	35.5
California	32	27.5	20	19.5
Colorado	19	18.5	17	14.5
West Region	107	94.0	75	69.5
Texas	80	77.5	64	61.5
Central Region	80	77.5	64	61.5
Florida	41	41.0	34	32.0
Georgia	14	14.5	10	11.0
North Carolina	32	30.5	26	25.0
South Carolina	17	15.0	7	6.5
Tennessee	12	13.0	10	9.0
East Region	116	114.0	87	83.5
Total	303	285.5	226	214.5

	Six Months Ended June 30,
	2022		2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	56	45.0	38	34.6
California	32	25.7	20	18.3
Colorado	19	18.0	17	13.3
West Region	107	88.7	75	66.2
Texas	80	76.1	64	62.0
Central Region	80	76.1	64	62.0
Florida	41	41.0	34	31.6
Georgia	14	14.7	10	9.7
North Carolina	32	29.0	26	23.7
South Carolina	17	14.7	7	6.3
Tennessee	12	12.7	10	8.3
East Region	116	112.1	87	79.6
Total	303	276.9	226	207.8

About Meritage Homes Corporation

Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2021. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.

Meritage Homes has delivered over 155,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and a nine-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy-efficient homebuilding, and the recipient of the EPA Indoor airPLUS Leader Award.

For more information, visit www.meritagehomes.com.

The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; projected 2022 home closings; future community counts; and expectations about our future results, including our liquidity and market share.

Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; the potential benefits of rate locks; inflation in the cost of materials used to develop communities and construct homes; supply chain and labor constraints; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2021 and our Form 10-Q for the quarter ended March 31, 2022 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.